Exhibit 10.54

MUTUAL WARRANTIES PERTAINING TO TOWER ASSET PURCHASE AGREEMENT

The parties to this Agreement ("IB Mutual Warranties") dated as of August 16, 2013 are Inversiones Balesia, S.A. ("IB"), a Peru corporation, and VelaTel Peru, S.A., a Peru corporation ("VTP"). IB and VTP are also parties to an Asset Purchase Agreement ("APA"). IB is informed that this IB Mutual Warranties is also an Exhibit to a Share Purchase Agreement ("SPA") by which the stock of VTP is being transferred to a different owner. VTP represents that the SPA includes the following definition of the term "Tower Assets and Liabilities" which are being excluded from the SPA:

"Tower Assets and Liabilities" means (i) all tangible and intangible property rights and other assets associated with thirty (30) cellular towers erected on leased sites and owned by the Company, including engineering plans, designs, permits, permit applications, leasehold interests under site leases with property owners, and (ii) all accrued and contingent liabilities associated with such property rights and assets, including past or future amounts owed to the fabricator of the towers and to site lease property owners.

Notwithstanding any similarity or overlap in terms between this IB Mutual Warranties and the APA, this IB Mutual Warranties and the APA represent independent agreements, neither of which is contingent upon the other, provided that the effectiveness of this IB Mutual Warranties is contingent upon the Closing of the SPA.

1. IB has acquired the towers included in the Tower Assets and Liabilities with the intent to lease space on the towers for commercial use by telecommunications operators. IB has applied or intends to apply for any permits IB deems appropriate for such intended use. VTP agrees to make application in the name of VTP for any such permit for which VTP's status as a holder of telecommunications licenses or concessions is required or advantageous and thereafter assign any such permits to such third parties as IB may direct, provided that VTP shall incur no expense associated with any permit, application or assignment and IB shall prepare such applications and submit the same to VTP for its approval and filing. VTP shall at no charge or other consideration allow assignment of any antennae permits obtained in favor of any other telephone operator who wishes to lease space on any tower.

2. VTP has installed infrastructure equipment on each of the towers included in the Tower Assets and Liabilities. Notwithstanding the transfer of the Tower Assets and Liabilities from VTP to IB pursuant to the APA, VTP may maintain rent free on each tower any or all of its infrastructure equipment in its current locations and configurations, pending completion of IB's permitting process described in the preceding paragraph, provided that VTP shall not be entitled to operate such equipment commercially absent prior written consent of IB. IB shall grant VTP reasonable access to the equipment for purposes of testing, maintenance, repair or removal. For each tower, no later than 90 days after either (i) approval of the permits described in the preceding paragraph by the applicable municipality as are necessary for commercial use of such tower by a telecommunications carrier, or (ii) determination by IB that the applicable municipality will not approve such permits on a commercially reasonable basis, VTP shall be required to either (iii) remove its equipment from such tower, or (iv) enter into a lease with IB on customary commercial terms to be agreed. IB shall provide VTP written notice of either (i) or (ii) and the 90-day period commence on the date of delivering such notice.

VELATEL PERU, S.A.		INVESIONES BALESIA, S.A.

By:	/s/ Miguel Christian Carnero Alvinagorta	By:	/s/ Gisella Jeniffer Alzamora Sanguineti
	Miguel Christian Carnero Alvinagorta, its General Manager		Gisella Jeniffer Alzamora Sanguineti, its General Manager

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